Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:                                                Jill McMillan, Vice President of Communications & Investor Relations

Phone: 214-721-9271

Jill.McMillan@enlink.com

ENLINK MIDSTREAM SIGNS DEFINITIVE AGREEMENT TO

ACQUIRE DELAWARE BASIN ASSETS

EnLink takes key step in the Delaware Basin to Replicate the

Successful Strategy used in neighboring Midland Basin

DALLAS, September 15, 2015 — The EnLink Midstream companies, EnLink Midstream Partners, LP (NYSE:ENLK) (the Partnership) and EnLink Midstream, LLC (NYSE:ENLC) (the General Partner) (together with its subsidiaries “EnLink”), today announced that a subsidiary of the Partnership signed a definitive agreement to acquire gathering and processing assets in the Delaware Basin (the “Delaware Basin System”) from a subsidiary of Matador Resources Company (NYSE:MTDR) (“Matador”) for approximately $143 million, subject to certain adjustments. The strategic acquisition positions EnLink in the Delaware Basin as a full-service midstream provider, with Matador as a high-quality producer customer. The acquisition complements the Partnership’s crude oil gathering, transportation and marketing services in the Delaware Basin region, which EnLink entered into when it acquired LPC Crude Oil Marketing LLC in February 2015.

The Delaware Basin System is located in Loving County, Texas, an area with robust drilling activity, strong well results and significant stacked pay potential. The Delaware Basin System’s assets include a cryogenic gas processing plant with approximately 35 million cubic feet per day (MMcf/d) of inlet capacity and approximately 6 miles of high-pressure gathering pipeline, which connects a Matador-owned low-pressure gathering system to the processing plant. Matador will be the largest customer on the system and will dedicate approximately 11,000 gross acres currently under development pursuant to a 15-year, fixed-fee gathering and processing agreement. The Delaware Basin System has current inlet volumes of approximately 19 MMcf/d with two rigs currently running on the dedicated acreage.

Including this acquisition, the Partnership expects to deploy growth capital of approximately $400 — 500 million to expand its position in the Delaware Basin over the next 18 months. It is anticipated that this expansion will include additional processing capacity, including the installation of a 120 MMcf/d natural gas processing plant currently owned by the Partnership, and the construction of additional gathering pipelines in Loving and Reeves Counties, Texas and Eddy and Lea Counties, New Mexico.

“This transaction establishes EnLink as a full-service midstream operator in the liquids-rich Delaware Basin, one of the most active producing areas in the United States,” said Barry E. Davis, EnLink President and Chief Executive Officer. “These assets are located in a highly-attractive part of the Delaware Basin, providing us with an immediate foothold in the region. We look forward to working with Matador and other producers as we grow in one of the most promising regions in our industry.

“We plan to replicate the successful growth strategy we have used in the Midland Basin by expanding our presence both organically and through acquisitions. The Delaware Basin and the entire Permian region will be a significant area for future growth.”

Matador, an independent energy company engaged in the exploration, development and production of oil and natural gas resources, is currently focused on the Wolfcamp and Bone Spring formations across Southeast New Mexico and West Texas.

Joseph Wm. Foran, Chairman and CEO of Matador, said, “We continue to be pleased with our well results in the Delaware Basin, particularly in our Wolf prospect area in Loving County where our wells continue to exceed expectations. These strong results, coupled with the sustainable drilling and completion efficiencies we have achieved, give us the confidence to remain active even in today’s challenged commodity price environment. We look forward to working with EnLink as a midstream partner in the region.”

The transaction value represents a multiple of approximately seven to eight times adjusted EBITDA of the Delaware Basin System in three to four years, taking into consideration expected additional capital investments of approximately $250 - 350 million. The Delaware Basin System is currently in start-up operations.

The transaction is expected to close in the fourth quarter and is subject to customary regulatory approvals and closing conditions.

About the EnLink Midstream Companies

EnLink Midstream is a leading, integrated midstream company with a diverse geographic footprint and a strong financial foundation, delivering tailored customer solutions for sustainable growth. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include over 9,200 miles of gathering and transportation pipelines, 16 processing plants with 3.6 billion cubic feet per day of processing capacity, seven fractionators with 280,000 barrels per day of fractionation capacity, as well as barge and rail terminals, product storage facilities, purchase and marketing capabilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

Additional information about the EnLink companies can be found at www.enlink.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the General Partner based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the General Partner believe are appropriate in the circumstances. These statements include, but are not limited to, statements about future financial and operating results, opportunities, objectives, expectations and intentions that are not historical facts. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the General Partner, which may cause the Partnership’s and the General Partner’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, the failure to consummate the transaction, the failure to enter into the gathering and processing agreement with Matador, the risk that the assets to be acquired will not be successfully integrated or that such integration will take longer than expected, the risk that the assets to be acquired will not perform as expected, the failure of the assets to be acquired to generate follow-on investment opportunities, the failure to achieve expected synergies, regulatory, economic and market conditions and other risks discussed in the Partnership’s and the General Partner’s filings with the Securities and Exchange Commission. The Partnership and the General Partner have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.